NATIONWIDE LIFE INSURANCE COMPANY [ONE NATIONWIDE PLAZA COLUMBUS, OHIO 43215] [1-800-848-6331] (For any inquiries) [www.nationwide.com]

Nationwide Life Insurance Company (Nationwide) is a stock life insurance company organized under the laws of the State of Ohio. Nationwide will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date. The Contract is provided in return for the Purchase Payment made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

The Contract Owner has the right to examine and cancel the Contract. Within ten days (thirty days if the Contract is a replacement) of the day the Contract is received by the Contract Owner, it may be returned to the Home Office of Nationwide or the agent through whom it was purchased. When the Contract is received at the Home Office, Nationwide will cancel the Contract and the Purchase Payment will be refunded in full.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER. PLEASE READ IT CAREFULLY. IF THE CONTRACT IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:

CONTRACT VALUES AND BENEFITS BASED ON SEPARATE ACCOUNT ASSETS ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE WITH INVESTMENT EXPERIENCE.

THERE IS A RISK OF LOSS AND SUCH LOSS MAY BE GREATER IF A WITHDRAWAL, DEATH, ANNUITIZATION, TRANSFER, OR SURRENDER OCCURS BEFORE THE END OF AN INDEX STRATEGY TERM. GAINS MAY BE LIMITED AND ARE NOT GUARANTEED.

ANY AMOUNTS CREDITED TO THE CONTRACT DEPEND IN PART ON THE PERFORMANCE OF ONE OR MORE INDEXES AND ARE SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS DESCRIBED HEREIN. THE CONTRACT VALUE MAY INCREASE OR DECREASE DEPENDING ON THE PERFORMANCE OF SUCH INDEXES.

WHILE THE CONTRACT VALUES MAY BE AFFECTED BY EXTERNAL INDEXES, THE CONTRACTHOLDER DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS.

Nationwide holds assets in a non-unitized separate account to support Index Strategy earnings yet to be credited under this Contract. The separate account is established and maintained pursuant to the laws of Ohio. The assets in the separate account are not chargeable with liabilities arising out of any other business that Nationwide conducts. All guarantees under this Contract are supported by general account assets, which are also available to meet Nationwide’s other general account obligations.

ICC24-VACC-0124AO	(Compact-Standard) (10/2024)

Individual Single Purchase Payment Deferred Variable Annuity Contract, with Guaranteed Minimum Death Benefit, Non-Participating with Index-Linked Strategies

Upon assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

For early surrender or withdrawal: Please consult a tax advisor about your individual circumstances. This Contract contains a Contingent Deferred Sales Charge (CDSC), which may be waived under certain circumstances as defined herein.

ICC24-VACC-0124AO	(Compact-Standard) (10/2024)

TABLE OF CONTENTS

CONTRACT SPECIFICATIONS PAGE	INSERT

DEFINITIONS	5

GENERAL PROVISIONS	8

Entire Contract
Non-Participating
Incontestability
Contract Settlement
Evidence of Survival
Alteration or Modification
Conformity with Interstate Insurance Product Regulation Commission Standards
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports

CONTRACT EXPENSES	10

Contingent Deferred Sales Charge (CDSC)
Waiver of Contingent Deferred Sales Charge (CDSC)

PARTIES TO THE CONTRACT AND RELATED PERSONS	10

Nationwide
Contract Owner
Joint Owner
Annuitant
Co-Annuitant
Contingent Annuitant
Beneficiaries and Contingent Beneficiaries
Change of Parties Named in the Contract

CONTRACT ACCUMULATION PROVISIONS	12

Purchase Payment
The Fixed Strategy
The Index Strategies

OPERATION OF THE CONTRACT	14

Partial Withdrawals/Full Surrender
Systematic Withdrawals
Transfers
Deduction for Premium Taxes

FEDERAL TAX PROVISIONS	15

Required Distributions - Non-Qualified Contracts
Required Distributions - Other Contract Types
Marriages, Domestic Partnerships, and Other Similar Relationships

ICC24-VACC-0124AO	3	(Compact-Standard) (10/2024)

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT	17

Death of the Contract Owner/Joint Owner Before the Annuitization Date
Death of Contract Owner/Annuitant Before the Annuitization Date
Death of Annuitant Before the Annuitization Date
Death Benefit Payment
Payment of Interest on the Death Benefit
Death Benefit Payment Options
Death Benefit
Spousal Protection Feature

ANNUITIZATION	21

Annuity Commencement Date
Annuitization Process
Calculation of Fixed Annuity Payments
Frequency and Amount of Payments
Large Size Annuity Contracts
Selection of Annuity Payment Option
Annuity Payment Options
Any Other Option
Confirmation of Annuity Payments

GUARANTEED ANNUITY TABLES	24

ICC24-VACC-0124AO	4	(Compact-Standard) (10/2024)

DEFINITIONS

This section of the Contract defines certain frequently used terms. Certain other terms are defined or described later in this Contract or in an endorsement that is attached to this Contract.

Annuitant - The person upon whose life any life-contingent annuity payments depend and the person whose death triggers payment of the Death Benefit. The Annuitant is also the person to whom annuity payments are made during Annuitization.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date on which annuity payments begin.

Annuity Commencement Date - The date on which annuity payments are scheduled to begin.

Beneficiary - A person designated by the Contract Owner who may receive certain benefits under the Contract as described under the Succession of Rights and the Death Benefit section of this Contract.

Business Day - Each day the New York Stock Exchange is open for regular trading. A Business Day ends at the same time that regular trading on the New York Stock Exchange closes (typically 4:00 p.m. Eastern Time).

CDSC Period - The period of time during which a CDSC may be assessed on any partial withdrawal or full surrender from the Contract.

Contingent Deferred Sales Charge (CDSC) - A charge that may be assessed in the event of a partial withdrawal or full surrender prior to the end of the CDSC Period.

Co-Annuitant - The person, along with the Annuitant, designated by the Contract Owner to receive the Spousal Protection Feature.

Code - The Internal Revenue Code of 1986, as amended.

Contingent Annuitant - The person who becomes the Annuitant if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary - The person or entity designated by the Contract Owner to receive any benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies.

Contract - This individual single purchase payment deferred annuity contract.

Contract Anniversary - Beginning with the Date of Issue, each recurring twelve-month anniversary of the Date of Issue while the Contract remains in force.

Contract Owner - The person possessing all rights under the Contract prior to the Annuitization Date, along with any Joint Owner.

Contract Value - The value of the Contract calculated at the end of each Business Day. The Contract Value is equal to the sum of the Fixed Strategy Value and Index Strategy Values for each of the Index Strategies. At issue, the Contract Value is equal to the Purchase Payment.

ICC24-VACC-0124AO	5	(Compact-Standard) (10/2024)

Contract Year - The twelve-month period starting on the Date of Issue and each Contract Anniversary.

Crediting Factors - For the Fixed Strategy, the Fixed Strategy Rate and Strategy Term. For an Index Strategy, the factors that are used to calculate the Index Strategy earnings for that Index Strategy as described in the Index Strategy’s corresponding Index Strategy Endorsement. Each Index Strategy has unique Crediting Factors. For each Strategy that is available for investment on the Date of Issue, the Crediting Factors for the first Strategy Term under the Contract are listed on the Index Strategy Endorsement’s specifications pages.

Date of Issue - The date the Purchase Payment is applied to the Contract.

Death Benefit - The benefit payable upon the death of the Annuitant provided such death occurs before the Annuitization Date while the Contract is in force, and there is no Contingent Annuitant.

Fixed Strategy - An investment option under the Contract offering guaranteed interest rates funded by the general account of Nationwide.

Fixed Strategy Minimum Nonforfeiture Rate(s) - The interest rate(s) used to calculate the Fixed Strategy Minimum Nonforfeiture Value. The Fixed Strategy Minimum Nonforfeiture Rate is calculated on the Date of Issue and on each Redetermination Date. The initial Fixed Strategy Minimum Nonforfeiture Rate is located on the Contract Specifications Pages and will never be less than the Guaranteed Fixed Strategy Minimum Nonforfeiture Rate located on the Contract Specifications Pages or greater than 3.0%. Subject to those aforementioned bounds, the rate will be at least the average of the weekly 5-year Constant Maturity Treasury rate for the calendar quarter, excluding the last week (rounded to the nearest 1/20th of 1%), preceding the Date of Issue or a Redetermination Date minus 1.25%. The Fixed Strategy Minimum Nonforfeiture Rate may be equal to or greater than the minimum nonforfeiture rate used to calculate an Index Strategy Minimum Nonforfeiture Value.

Fixed Strategy Minimum Nonforfeiture Value (“Fixed Strategy MNV”) - The minimum guaranteed value a Contract Owner is entitled to upon a full surrender of amounts allocated to the Fixed Strategy and upon a full transfer from the Fixed Strategy to an Index Strategy that does not offer an Index Strategy MNV.

Fixed Strategy Rate - The annualized interest rate credited daily to amounts allocated to the Fixed Strategy during a Strategy Term.

Fixed Strategy Value - The value of the Fixed Strategy calculated at the end of each Business Day. The Fixed Strategy’s Strategy Value is equal to the amount allocated to the Fixed Strategy plus any interest credited.

Free Withdrawal - Any portion of the Free Withdrawal Amount that is withdrawn from the Contract during the CDSC Period.

Free Withdrawal Amount - While the CDSC is in effect, the amount that the Contract Owner can withdraw from the Contract each Contract Year without incurring a CDSC. It is described in the Waiver of Contingent Deferred Sales Charge (CDSC) section of the Contract.

Home Office - Nationwide’s main office located in Columbus, Ohio.

Index Strategy - An investment option under the Contract that is linked to the performance of a market index or mutual fund. The structure of the Index Strategies is described in the Index Strategy Endorsements. The Index Strategies available on the Date of Issue are listed on the Index Strategy Endorsement’s Specifications Pages. The Index Strategies available for future Strategy Terms will be declared in advance by Nationwide as described in this Contract.

Index Strategy Endorsement - An endorsement to the Contract describing Index Strategies. There may be one or more Index Strategy Endorsements, each of which describes the Crediting Factors and calculations specific to the Index Strategies offered under the Index Strategy Endorsement.

ICC24-VACC-0124AO	6	(Compact-Standard) (10/2024)

Index Strategy Minimum Nonforfeiture Value (“Index Strategy MNV”) - The minimum value for certain Index Strategies, as calculated and described in any applicable Index Strategy Endorsement.

Index Strategy Value - The value of an Index Strategy calculated at the end of each Business Day. An Index Strategy’s applicable Index Strategy Endorsement describes the Index Strategy Value calculation for that Index Strategy.

Individual Retirement Annuity (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Code and is established for the exclusive benefit of the Contract Owner or the Beneficiary(ies).

Joint Owner - The person designated as a second person (in addition to the Contract Owner) to possess an undivided interest in the Contract. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract which does not qualify for favorable tax treatment under the provisions of Section 401 or 403(a) (Qualified Plans), 408 (IRAs) or 408A (Roth IRAs) of the Code.

Purchase Payment - Money paid into the Contract by the Contract Owner.

Redetermination Date - The sixth Contract Anniversary and then every two Contract Anniversaries thereafter (e.g. eighth Contract Anniversary, tenth Contract Anniversary, twelfth Contract Anniversary, etc.).

Remaining Free Withdrawal Amount - During the CDSC Period, the amount that the Contract Owner can withdraw from the Contract during the remainder of that Contract Year without incurring a CDSC, based on the Free Withdrawals already taken that Contract Year.

Strategies - Investment options under the Contract. Unless otherwise specified, the term “Strategies” refers to the Fixed Strategy and Index Strategies collectively.

Strategy Term - For the Fixed Strategy, the initial Strategy Term begins on the Date of Issue and ends on the first Contract Anniversary, and each subsequent Strategy Term begins on each Contract Anniversary and ends on the following Contract Anniversary. For an Index Strategy, the Strategy Term is the total maturity time of the Index Strategy, expressed in years.

Strategy Term End Date - The last day of a Strategy Term. A Strategy Term End Date is the same calendar day as the Date of Issue.

Surrender Value - The amount available upon full surrender of the Contract. It is equal to the Contract Value less any applicable CDSC and premium taxes.

ICC24-VACC-0124AO	7	(Compact-Standard) (10/2024)

GENERAL PROVISIONS

Entire Contract

The Contract, Contract Specifications Pages, a copy of the attached application, including any attached supplemental applications, together with any amendments, optional riders and endorsements, if any, make up the entire agreement between Nationwide and the Contract Owner. All statements made by the applicant for the issuance of the Contract will, in the absence of fraud, be deemed representations and not warranties.

Non-Participating

The Contract is non-participating. The Contract will not share in Nationwide’s profits or surplus.

Incontestability

Except for fraud in the procurement of the Contract, where permitted by law in the state of issue, after this Contract has been in force during the lifetime of the Annuitant for two years from the Date of Issue, or effective date of any Contract change requiring underwriting, Nationwide will not contest it. The Contract may only be contested on the basis of statements material to risks intended to be accepted by Nationwide contained in any attached application.

Contract Settlement

Nationwide may require the Contract to be returned to the Home Office prior to making any annuity payments or processing a full surrender.

Evidence of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that the person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide’s President or Secretary. The Contract may be modified or superseded by applicable law. Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner if required.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the Contract that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission Contract approval is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission Contract approval.

ICC24-VACC-0124AO	8	(Compact-Standard) (10/2024)

Assignment

To the extent allowed by state law, Nationwide reserves the right to refuse its consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. The Contract Owner may request to assign or transfer rights under the Contract by sending Nationwide a signed and dated request. Nationwide will not be bound by an assignment until it acknowledges it.

The assignment takes effect on the date it is signed, unless otherwise specified by the Contract Owner. Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide’s receipt of the assignment or for the validity of any assignment or transfer.

Upon assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of any of these individuals may be required at any time, in a form satisfactory to Nationwide.

When the age or sex of any individual named in the application, including any supplemental applications, has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract until all of the overpayment is recouped. The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract. Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at the rate required by law, but not exceeding 6%.

Reports

Before Annuitization, a report will be sent to the Contract Owner at his or her last known address at least once a year. The information provided in the report will be as of a date no more than four months prior to the date of mailing.

The report will contain at least the following information:

1)	The beginning and ending dates of the report period.

2)	The Contract Value at the beginning and end of the report period, which represents interim performance during Strategy Terms.

3)	Amounts credited to and deducted from the Contract Value during the report period, including the Purchase Payment, partial withdrawals, full surrender, CDSC, and other Contract charges.

4)	The Surrender Value at the end of the report period.

5)	The amount of the Death Benefit at the end of the report period.

6)	Any other information required by law.

Additional status reports are available upon request for no additional charge.

ICC24-VACC-0124AO	9	(Compact-Standard) (10/2024)

CONTRACT EXPENSES

Contingent Deferred Sales Charge (CDSC)

A CDSC may be assessed on any partial withdrawal or full surrender from the Contract. The CDSC equals the amount of the partial withdrawal or full surrender, less any Remaining Free Withdrawal Amount, times the applicable CDSC Percentage shown on the Contract Specifications Pages.

Waiver of Contingent Deferred Sales Charge (CDSC)

Nationwide will waive the CDSC for the transactions listed below. If a CDSC waiver claim is denied by Nationwide, the partial withdrawal or full surrender proceeds will not be disbursed until the Contract Owner has been notified of the denial and provided with the opportunity to accept or reject the partial withdrawal or full surrender proceeds, including any CDSC.

1)

Free Withdrawals - Each Contract Year the Contract Owner may withdraw an amount up to that Contract Year’s Free Withdrawal Amount without incurring a CDSC. These withdrawals may be taken in one or more transactions (each, a Free Withdrawal). At the start of each Contract Year and immediately prior to any withdrawal on that date, the Free Withdrawal Amount is calculated as the greater of:

a)

the Contract Value on the first day of that Contract Year (immediately prior to any partial withdrawal or full surrender on that date) multiplied by the applicable Free Withdrawal Percentage shown on the Contract Specifications Pages; or

b)	the amount required to meet minimum distribution requirements for this Contract under the Code.

Additionally, at the start of each Contract Year, the Remaining Free Withdrawal Amount is set equal to the Free Withdrawal Amount. Each Free Withdrawal during the Contract Year decreases the Remaining Free Withdrawal Amount by the Free Withdrawal, but not to less than zero.

Each Contract Year’s Free Withdrawal Amount is non-cumulative. This means any portion of the Free Withdrawal Amount not taken by the Contract Owner in a given Contract Year cannot be added to the Free Withdrawal Amount in any later Contract Year.

2)	Death Benefit Payment - No CDSC is assessed on the payment of the Death Benefit.

3)

Certain Contract Exchanges - Nationwide may decide not to charge a CDSC if the Contract is surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies. A CDSC may apply to the contract received in exchange for the Contract. If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC on the Contract.

PARTIES TO THE CONTRACT AND RELATED PERSONS

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract. Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract.

Nationwide

Nationwide is a stock life insurance company organized under Ohio law. In exchange for the Purchase Payment made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks, and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to individuals and their beneficiaries. These benefits result in Nationwide assuming certain risks. This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract,

ICC24-VACC-0124AO	10	(Compact-Standard) (10/2024)

or by someone trying to cover a single life with multiple Nationwide contracts. Nationwide’s failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named. If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date, if the Contract is then in force.

Joint Owner

A Joint Owner, if any, must be a spouse of the Contract Owner at the time joint ownership is requested. The Contract Owner and Joint Owner have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing, or in a form otherwise acceptable to Nationwide, and signed by both the Contract Owner and the Joint Owner. A Joint Owner may only be named for Non-Qualified Contracts.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization and the person whose death prior to the Annuitization Date triggers payment of the Death Benefit. On the date the application is signed, the Annuitant must be no older than the Maximum Annuitant Age shown on the Contract Specifications Pages unless Nationwide approves a request for the Annuitant to be older. The Annuitant may not be changed without Nationwide’s written consent.

Co-Annuitant

A Co-Annuitant may be named for the sole purpose of utilizing the Spousal Protection Feature. The Co-Annuitant must be a spouse and on the date the application is signed must be no older than the Maximum Co-Annuitant Age shown on the Contract Specifications Pages unless Nationwide approves a request for a Co-Annuitant to be older. Either the Annuitant or Co-Annuitant must be treated as the Annuitant for purposes of payment under Annuitization. The Co-Annuitant may not be changed without Nationwide’s written consent. A Co-Annuitant cannot be named if a Contingent Annuitant is named.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. On the date the application is signed, the Contingent Annuitant must be no older than the Maximum Contingent Annuitant Age shown on the Contract Specifications Pages unless Nationwide has approved a request for a Contingent Annuitant to be older. If the Contingent Annuitant becomes the Annuitant, all provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant, and no new Contingent Annuitant can be named. A Contingent Annuitant may be named only for Non-Qualified Contracts.

Beneficiaries and Contingent Beneficiaries

Beneficiaries may be entitled to certain rights under the Contract. Whether these rights actually vest depends on several conditions. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract. The right to receive payments under the Contract, including the Death Benefit, is described in detail in the Death Benefit Payment section of this Contract.

Unless otherwise directed by the Contract Owner, the following will apply:

ICC24-VACC-0124AO	11	(Compact-Standard) (10/2024)

1)

after the death of the Contract Owner (assuming all rights vest with the Beneficiary(ies) as described in the preceding paragraphs), each Beneficiary may name a successor beneficiary. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

2)	if there is more than one Beneficiary, each will share equally in any right to receive payment; and

3)	if there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

Change of Parties Named in the Contract

The Contract Owner may request a change in the Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary in writing or in a form otherwise acceptable to Nationwide. The Annuitant and Contingent Annuitant may not be changed without Nationwide’s written consent. A change will be effective as of the date the written request was signed, unless otherwise specified by the Contract Owner. Nationwide, however, is not responsible for payment or other actions taken before the change request is received by Nationwide.

Changes to the Annuitant and Contingent Annuitant, if any, are subject to underwriting, require Nationwide’s written consent, and may only be done prior to the Annuitization Date. Nationwide is not responsible for the tax implications of any changes to the named parties.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner, the Joint Owner (if applicable), and the person designated as the new Contract Owner.

If any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner.

To the extent allowed by state law, Nationwide reserves the right to refuse its consent to any request to change the Contract Owner at any time on a non-discriminatory basis if the change would violate or result in noncompliance with any applicable state or federal law or regulation.

Upon assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

CONTRACT ACCUMULATION PROVISIONS

Purchase Payment

The Contract is issued in consideration of the Purchase Payment paid by the Contract Owner. Purchase Payments are accepted by Nationwide at its Home Office. The Purchase Payment is required on the Date of Issue and must be at least the Minimum Purchase Payment shown on the Contract Specifications Pages.

The Purchase Payment and any other purchase payments for any other annuity contracts issued by Nationwide with the same Contract Owner, Annuitant, Co-Annuitant, or Contingent Annuitant, in aggregate, may not exceed $1,000,000. If the Purchase Payment causes a violation of this limitation, the Purchase Payment will be returned, and the Contract will not be issued unless Nationwide agrees in writing or in a form otherwise acceptable to Nationwide to accept Purchase Payments exceeding $1,000,000.

If multiple payments are received as part of the Purchase Payment, if permitted by Nationwide, the Contract will be issued once all such payments are received. Nationwide reserves the right to hold multiple payments received as part of the Purchase Payment in a non-interest-bearing account until the Date of Issue.

The Fixed Strategy

The Fixed Strategy is an investment option under the Contract that credits interest daily at a Fixed Strategy Rate. The Fixed Strategy Rate is guaranteed for a Strategy Term. The Fixed Strategy Rate for the Fixed Strategy’s initial Strategy

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Term is specified on the Contract Specifications Pages. Fixed Strategy Rates for subsequent Strategy Terms will be declared prior to each Strategy Term.

Fixed Strategy Rates are determined at the sole discretion of Nationwide, but the Fixed Strategy Rates are guaranteed to be at least the Guaranteed Minimum Fixed Strategy Rate as stated on the Contract Specifications Pages.

Fixed Strategy Minimum Nonforfeiture Value (“Fixed Strategy MNV”)

On the Date of Issue, the Fixed Strategy MNV is equal to the Purchase Payment allocated to the Fixed Strategy times the Nonforfeiture Purchase Payment Factor. The Nonforfeiture Purchase Payment Factor is specified on the Contract Specifications Pages.

Thereafter, the Fixed Strategy MNV is increased by the following;

1.	Interest credited at the applicable Fixed Strategy Minimum Nonforfeiture Rate; and
2.	Transfers from an Index Strategy that does not offer Index Strategy MNV (the Nonforfeiture Purchase Payment Factor is applied to the Index Strategy Value transferred to the Fixed Strategy); and
3.	Transfers from an Index Strategy that offers Index Strategy MNV (the proportionate Index Strategy MNV is transferred to the Fixed Strategy MNV)

Thereafter, the Fixed Strategy MNV is decreased by the following;

1.	Transfers to an Index Strategy that does not offer Index Strategy MNV (the Fixed Strategy MNV is reduced by the Strategy Value transferred); and
2.	Transfers to an Index Strategy that offers Index Strategy MNV (the proportionate Fixed Strategy MNV is transferred to the Index Strategy MNV); and
3.	The amount of any withdrawals from the Fixed Strategy

If the Fixed Strategy Value is zero, the Fixed Strategy MNV is defined to be zero. The Fixed Strategy MNV can never be less than zero.

The Fixed Strategy MNV may be greater than or less than both the Surrender Value attributable to the Fixed Strategy or the amount of the full transfer out of the Fixed Strategy.

Any paid-up annuity, cash Surrender Value or Death Benefit that may be available under the Contract and payable from the Fixed Strategy will never be less than the minimum benefits required by Section 7B of the Model Variable Annuity Regulation, model #250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in the law of the state in which the policy is delivered or issued for delivery. Such benefits may be changed by transactions described in this Contract.

The Index Strategies

An Index Strategy is an investment option under the Contract that varies with the performance of a market index or mutual fund and is subject to certain Crediting Factors. The Contract Value will be based, in part, on the Index Strategy Value(s) of the specific Index Strategy(ies) elected by the Contract Owner. Available Index Strategies are described in an Index Strategy Endorsement, and each Index Strategy’s Index Strategy Value is calculated separately in accordance with the Index Strategy’s Index Strategy Endorsement.

The Contract Owner may allocate Contract Value to no more Index Strategies than the Maximum Number of Index Strategies shown on the Contract Specifications Pages. The Fixed Strategy is not considered an Index Strategy, and therefore does not count towards the Maximum Number of Index Strategies. If the Contract Owner is simultaneously invested in the same Index Strategy for Strategy Terms that began on different dates, those investments are considered separate Index Strategies for purposes of the Maximum Number of Index Strategies shown on the Contract Specifications Pages and for calculating the values under the Contract. The Index Strategies available on the Date of Issue are shown on the Index Strategy Endorsement(s)’ Specifications Pages.

ICC24-VACC-0124AO	13	(Compact-Standard) (10/2024)

Any paid-up annuity, cash Surrender Value or Death Benefit that may become available under the contract will not be less than the minimum benefits required by Section 7 of the NAIC Model Variable Annuity Regulation, model #250. Such benefits may be changed by the performance of the Index Strategies and partial or full withdrawals, as described in this Contract and the Index Strategy Endorsement.

OPERATION OF THE CONTRACT

Partial Withdrawals/Full Surrender

While this Contract is in force, the Contract Owner may take a partial withdrawal or full surrender of the Contract Value prior to the Annuitization Date or the death of the Annuitant. A partial withdrawal or full surrender request must be made in writing or in a form otherwise acceptable to Nationwide. For a partial withdrawal, the withdrawal must be at least $100. Nationwide reserves the right to require that the signature(s) associated with any partial withdrawal or full surrender request be guaranteed by a qualifying institution or other firm qualified to give such a guaranty.

Nationwide has the right to suspend or delay the date of any partial withdrawal or full surrender payment when the partial withdrawal or full surrender request is in a form that is not acceptable to Nationwide. Nationwide further reserves the right to delay payment of a partial withdrawal or full surrender for up to six months from the date the request is received by Nationwide, subject to regulatory approval.

When Nationwide receives a completed partial withdrawal or full surrender request (including all information necessary for Nationwide to process the partial withdrawal or full surrender), Nationwide will process the request by deducting the amount requested from the Contract Value. The amount received by the Contract Owner will be equal to the amount of the partial withdrawal or full surrender requested, minus any applicable CDSC and any applicable premium taxes. A full surrender terminates the Contract.

Partial withdrawals will be taken proportionally from the Strategies in which the Contract Owner is allocated based on the Contract Value in the Strategies at the time of the request. If applicable, the Remaining Free Withdrawal Amount is allocated proportionally to the withdrawal between the Fixed Strategy and Index Strategies immediately prior to a partial withdrawal or full surrender.

Upon full surrender of the Fixed Strategy, the Contract Owner will receive the greater of:

1)	the portion of the Surrender Value attributable to the Fixed Strategy; or
2)	the Fixed Strategy Minimum Nonforfeiture Value.

Nationwide may treat a request for a partial withdrawal as a request for a full surrender of the Contract if: (a) the partial withdrawal would reduce the Contract Value to an amount less than the Minimum Contract Value Amount specified on the Contract Specifications Pages; and (b) the Purchase Payment minus the sum of any withdrawals is less than the Minimum Contract Value Amount specified on the Contract Specifications Pages. In such instances, no CDSC is assessed on amounts surrendered above the partial withdrawal request.

For tax purposes, a withdrawal will be treated as a withdrawal of earnings first.

Systematic Withdrawals

The Contract Owner may elect in writing on a form provided by Nationwide to take systematic withdrawals of a specified dollar amount on a monthly, quarterly, semi-annual or annual basis. The minimum withdrawal amount allowed for this type of systematic transaction is $100. A CDSC may apply to systematic withdrawals in accordance with the considerations set forth in the Contingent Deferred Sales Charges (CDSC) and Waiver of Contingent Deferred Sales Charges (CDSC) sections of the Contract. Unless otherwise instructed, Nationwide will withhold federal income taxes from each systematic withdrawal. Systematic withdrawals will be taken proportionally from Strategies in which the Contract Owner is allocated based on the Contract Value in the Strategies at the time of the systematic withdrawal. Systematic withdrawals may be discontinued at any time by notification to Nationwide in writing or other form acceptable to Nationwide.

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Systematic withdrawals are not available prior to the expiration of the Right to Examine and Cancel provision of the Contract.

Transfers

The Contract Owner may only transfer Contract Value associated with a given Strategy on the Strategy’s Strategy Term End Date, with the exception of a Performance Lock transaction. See the Index Strategy Endorsement for further details about the Performance Lock feature.

At least 30 days prior to a Strategy Term End Date, Nationwide will send a notification to the Contract Owner that will include information regarding the available Strategies, the Crediting Factors associated with those Strategies, and instructions on how to communicate the Contract Owner’s election(s) to Nationwide.

If Nationwide does not receive a transfer request from the Contract Owner prior to the Strategy Term End Date, the Contract Owner will remain in the currently elected Strategies using the Crediting Factors applicable for the upcoming Strategy Term. If an Index Strategy is no longer available for investment, the Contract Value allocated to that Index Strategy will be transferred to the Fixed Strategy.

Upon a full transfer out of the Fixed Strategy, the following occurs:

1)	For amounts transferred to investment options under the Contract which do not offer Index Strategy MNV, the amount transferred to the investment options will be the greater of:

a)	the Fixed Strategy Value applied proportionately; or
b)	the Fixed Strategy Minimum Nonforfeiture Value, applied proportionately.
c)
2)	For amounts transferred to investment options under the Contract which offer Index Strategy MNV:

a)	the amount transferred to the Index Strategy(ies) will be the Fixed Strategy Value, applied proportionately; and
b)	the amount transferred to the associated Index Strategy Minimum Nonforfeiture Value will be the Fixed Strategy Minimum Nonforfeiture Value, applied proportionately.

Deduction for Premium Taxes

Nationwide will reduce the Contract Value by the amount of any premium taxes levied by a state or any other government entity. The method used to recover premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable law. Nationwide currently deducts such premium taxes from the Contract Value at the following times:

1)	at the time the Contract is surrendered in full,

2)	on the Annuitization Date, or

3)	any other date when Nationwide is subject to the premium taxes.

Premium taxes may be deducted from the Death Benefit.

FEDERAL TAX PROVISIONS

This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. Nationwide reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

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Any required distributions under the Contract will be determined using the expected return multiples in the income tax regulations and calculated in accordance with the calculation methods made available to Nationwide.

Required Distributions - Non-Qualified Contracts

Upon the death of a Contract Owner, the designated beneficiary (as defined in this provision) must elect a method of distribution which complies with requirements of the Code and is acceptable to Nationwide. Such election must be made within 60 days of the Contract Owner’s death.

Upon the death of any Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date) (each of the foregoing are termed a “deceased Contract Owner”), certain distributions for Non-Qualified Contracts are required by Section 72 of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions will be made in accordance with such requirements.

1)

If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner’s death.

2)

If any Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Surrender Value) will be distributed within five years of the death of the deceased Contract Owner, provided however:

a)

If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary as the case may be (each a “designated beneficiary”), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner’s death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

b)

If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect to become the Contract Owner of this Contract, and the distributions required under this Required Distributions - Non-Qualified Contracts section will be made upon the death of such spouse.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of this Required Distributions - Non-Qualified Contracts section, (i) the death of the Annuitant will be treated as the death of any Contract Owner, (ii) any change of the Annuitant will be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules will be made upon such death or change, as the case may be. The Annuitant is the primary Annuitant as defined in Section 72(s)(6)(B) of the Code.

This Required Distributions - Non-Qualified Contracts section will not be applicable to any Contract that is not required to be subject to the provisions of Section 72 of the Code by reason of Section 72(s)(5) or any other law or rule. Such Contracts include, but are not limited to, any Contract which is:

•	provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code;
•	provided under a plan described in Section 403(a) of the Code;
•	an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or
•	a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

ICC24-VACC-0124AO	16	(Compact-Standard) (10/2024)

Required Distributions - Other Contract Types

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement containing federal tax information applicable to that contract type.

Marriages, Domestic Partnerships, and Other Similar Relationships

Final treasury regulations that address what relationships are considered marriages for federal tax purposes provide that the terms “spouse,” “husband and wife,” “husband,” and “wife” do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. Therefore, the favorable income-deferral options afforded by federal tax law to a married spouse under Code sections 72(s) and 401(a)(9) are not available to individuals who have entered into a domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties under the Contract (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant are the same person.

Death of the Contract Owner/Joint Owner Before the Annuitization Date

If the Contract Owner (or a Joint Owner, if any) and the Annuitant are not the same person and the Contract Owner or Joint Owner dies before the Annuitization Date and while the Contract is in force, no Death Benefit is payable and contractual rights succeed in the following order:

1)	Joint Owner. If there is a surviving Joint Owner, he or she remains or becomes the Contract Owner.

2)	Beneficiary(ies). If there is no surviving Joint Owner, the Beneficiary(ies) becomes the new Contract Owner.

3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) becomes the new Contract Owner.

4)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant Before the Annuitization Date

If the Annuitant dies before the Annuitization Date, and the Annuitant is the Contract Owner or Joint Owner, then the Contingent Annuitant, if any, becomes the Annuitant and no Death Benefit is payable.

If there is no Contingent Annuitant, and the Contract Owner (or a Joint Owner, if any) and the Annuitant are the same person, and that person dies before the Annuitization Date and while the Contract is in force, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

1)	Joint Owner. If there is a surviving Joint Owner, the surviving Joint Owner is entitled to the Death Benefit.

2)	Beneficiary(ies). If there is no surviving Joint Owner, the Beneficiary(ies) is entitled to the Death Benefit.

3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) is entitled to the Death Benefit.

4)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

ICC24-VACC-0124AO	17	(Compact-Standard) (10/2024)

Death of Annuitant Before the Annuitization Date

If the Annuitant dies before the Annuitization Date, and the Annuitant is not the Contract Owner or Joint Owner, then the Contingent Annuitant, if any, becomes the Annuitant and no Death Benefit is payable.

If there is no surviving Contingent Annuitant, and the Annuitant is not the Contract Owner or Joint Owner, and the Annuitant dies before the Annuitization Date and while the contract is in force, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

1)	Beneficiary(ies). The Beneficiary(ies) is entitled to the Death Benefit.

2)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) is entitled to the Death Benefit.

3)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

Death Benefit Payment

The Death Benefit is only payable on the death of the Annuitant provided such death occurs before the Annuitization Date, while the Contract is in force, and there is no Contingent Annuitant. If there is a Contingent Annuitant, then the Death Benefit is payable on the later of the death of the Annuitant and the death of the Contingent Annuitant. The amount of the Death Benefit is determined as of the date Nationwide receives proper proof of death.

Prior to paying the Death Benefit, Nationwide must receive in writing, or in a form otherwise acceptable to Nationwide, at its Home Office the following: (1) proper proof of death; (2) an election specifying the method of distribution; and (3) state required forms, if any.

Nationwide will accept any one of the following as proper proof of death:

•	a certified copy of the death certificate;
•	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
•	a written statement by a medical doctor who attended the deceased; or
•	any other proof Nationwide finds acceptable.

Premium taxes may be deducted from the Death Benefit.

Payment of Interest on the Death Benefit

The Death Benefit payment will include interest accrued from the eighth day following the date that due proof of death is received by Nationwide. Interest will accrue at the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve, based upon the rate in effect on the date that due proof of death is received by Nationwide.

Beginning with the date that is 31 calendar days from the latest of (1), (2), and (3) below to the date the Death Benefit is paid, interest will accrue at the rate described above plus additional interest at a rate of 10% annually, where:

(1) is the date that due proof of death is received by Nationwide;

(2) is the date Nationwide receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

(3) is the date that legal impediments to payment of proceeds that depend on the action of parties other than Nationwide are resolved and sufficient evidence of the same is provided to Nationwide. Legal impediments to payment include, but are not limited to, (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy state and federal reporting requirements.

ICC24-VACC-0124AO	18	(Compact-Standard) (10/2024)

Death Benefit Payment Options

The recipient of the Death Benefit must elect a method of distribution that complies with any applicable Code requirements.

The following applies to the payment of the Death Benefit:

1)	If the person entitled to receive the Death Benefit is the surviving spouse of the deceased Contract Owner, the surviving spouse can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;
b.	Elect to receive their portion of the Death Benefit as an annuity;
c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide; or
d.	Continue the Contract with his or her portion of the Death Benefit and become the new Contract Owner.

2)	For any other person(s) entitled to receive the Death Benefit, he or she can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;
b.	Elect to receive their portion of the Death Benefit as an annuity; or
c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

If the Contract has more than one Beneficiary entitled to the Death Benefit, the Contract Value will continue to be allocated to the applicable Strategies until the first Beneficiary provides Nationwide with all the information necessary to pay that Beneficiary’s portion of the Death Benefit. At the time the first Beneficiary’s proceeds are paid, the remaining portion(s) of the Death Benefit that is allocated to the Strategies will be reallocated to the Fixed Strategy until instructions are received from the remaining Beneficiary(ies).

If any Beneficiary entitled to receive the Death Benefit elects to continue the Contract as the new contract owner or becomes a beneficial owner of the Contract, the Beneficiary’s entire portion of the Death Benefit will be automatically reallocated to the Fixed Strategy. This reallocation to the Fixed Strategy will occur on the date the Beneficiary’s election is received in good order. The Fixed Strategy’s Strategy Term will begin on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Fixed Strategy. For as long as Nationwide declares Fixed Strategy Rates for new business, the Fixed Strategy Rate will be the new business Fixed Strategy Rate in effect on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Fixed Strategy. If Nationwide no longer declares new business Fixed Strategy Rates, Nationwide will declare Fixed Strategy Rates for beneficially owned contracts at its sole discretion but subject to the Guaranteed Minimum Fixed Strategy Rate as stated on the Contract Specifications Pages.

Death Benefit

Prior to the Annuitization Date while the Contract is in force, the dollar amount of the Death Benefit will be determined as follows:

1)

Return of Premium: On the date the application for the Contract is signed, if the age of the Annuitant and Co-Annuitant, if applicable, is less than or equal to the Maximum Issue Age for Return of Premium Death Benefit shown on the Contract Specifications Pages, then the Death Benefit will be the greater of:

a.	Contract Value; or
b.	Total Purchase Payments made to the Contract reduced by any withdrawals in the proportion that such withdrawals reduced the Contract Value on the date of the withdrawal.

On the date the Death Benefit is payable, the Contract Value is adjusted to equal the greater of the Contract Value on that date or the Purchase Payment reduced by a proportional adjustment for any partial withdrawals. This adjustment to the Contract Value is considered payment of the Death Benefit. Unless a surviving spouse

ICC24-VACC-0124AO	19	(Compact-Standard) (10/2024)

is continuing the Contract under the Spousal Protection Feature, the Death Benefit will be paid in accordance with the Death Benefit Payment Options section of the Contract.

2)

Contract Value: On the date the application for the Contract is signed, if the age of either the Annuitant or Co-Annuitant is greater than the Maximum Issue Age for Return of Premium Death Benefit shown in the Contract Specifications Page, then the Death Benefit will be the Contract Value.

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Death Benefit will be the Surrender Value, except in the following circumstances:

1)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable or irrevocable trust; a change to the Contract Owner’s spouse, or a spouse’s irrevocable or revocable trust, during the Contract Owner’s lifetime; a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; etc.);

2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

3)	the assignment is for the purpose of effectuating an exchange pursuant to Section 1035 of the Code; or

4)	the change is the removal of a Contract Owner when the Contract is jointly owned.

Spousal Protection Feature

The Spousal Protection Feature permits a surviving spouse to continue the Contract while receiving the Death Benefit upon the death of the other spouse.

In order to take advantage of this benefit the following conditions will apply.

1.	One or both of the spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as the Contract Owner.

2.	The spouses must be Annuitant and Co-Annuitant. On the date the application is signed, the Co-Annuitant must be no older than the Maximum Co-Annuitant Age shown on the Contract Specifications Pages.

3.	The spouses must be the Beneficiaries, except that a valid trust or custodial arrangement may be established if it is for the exclusive benefit of each spouse.

4.

No other person may be named as Contract Owner, Annuitant, Contingent Annuitant, or as primary Beneficiary, except that a Contract Owner or primary Beneficiary may be a valid trust or custodial arrangement established for the exclusive benefit of each spouse.

5.	If both spouses are alive upon Annuitization, the Contract Owner must specify which spouse is the Annuitant upon whose continuation of life any annuity payments involving life contingencies depend.

6.

If a Co-Annuitant is added at any time after the Date of Issue, a copy of the certificate of marriage must be provided and the date of marriage must be after the Date of Issue. In addition, the Co-Annuitant that is added must be, as of the date the application was signed, no older than the Maximum Co-Annuitant Age indicated on the Contract Specifications Pages.

7.

Prior to Annuitization, upon the death of an Annuitant or Co-Annuitant, the surviving spouse may continue the Contract as its sole Contract Owner. If a surviving spouse continues the contract under the Spousal Protection Feature, then all Strategies remain in their current Strategy Term, and on the date the Death Benefit is payable, the Contract Value is adjusted as follows:

a)	If the Contract Value is greater than or equal to the Death Benefit, no adjustment is made to the Contract Value.

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b)

If the Death Benefit is greater than the Contract Value, then the Contract Value will be increased to equal the Death Benefit. The increase to each Strategy’s Strategy Value will be made proportionally based on the Contract Value in the Strategies at the time the adjustment is made. Additionally, each Index Strategy’s Strategy Basis, as defined in the Index Strategy Endorsement, will increase by the same percentage that the Strategy Value increased due to this adjustment.

The process described above is considered payment of the first Death Benefit. Thereafter, the Contract Value may increase or decrease, and partial withdrawals or a full surrender are not subject to a CDSC. The surviving spouse may then name a new Beneficiary but may not name another Co-Annuitant.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This Annuitization section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing or in a form otherwise acceptable to Nationwide and approved by Nationwide;

(3)

the new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant’s 115th birthday, unless Nationwide agrees to a later date in writing or in a form otherwise acceptable to Nationwide.

A change will become effective as of the date requested but will not apply to any action taken by Nationwide before it is recorded at Nationwide’s Home Office.

Annuitization Process

Annuitization is irrevocable once annuity payments have begun. The Contract Owner must elect an annuity payment option and inform Nationwide in writing or in a form otherwise acceptable to Nationwide to annuitize the Contract.

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date. Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by Nationwide at the time to the same class of annuitants.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the annuity payment option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 0.5% minimum interest. The purchase rate tables are based on the sex-distinct Annuity 2012 Basic Mortality table

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(Age Last Birthday) using a ten-year age setback with Projection Scale G2 with Conservatism (ALB) at 0.5% interest. For purposes of the purchase rate tables, the payees’ actual ages as of their respective last birthdays are used. Other combinations are available upon request.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 Business Days of the scheduled payment date. Payments will be made based on the annuity payment option selected and frequency selected.

However, if any annuity payment would be or becomes less than the Minimum Annuity Payment Amount as shown on the Contract Specifications Pages, Nationwide may change the frequency of payments to an interval that results in payments of at least the Minimum Annuity Payment Amount. In no event will Nationwide make payments under an annuity option less frequently than annually. If any annuity payment would be or becomes less than the Minimum Annuity Payment Amount, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

Large Size Annuity Contracts

Any references in this Contract to Purchase Payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide as described in the Purchase Payment subsection of the Contract Accumulation Provisions section of this Contract.

Notwithstanding any other provision in the Contract, the provisions in this section will apply to all issued Contracts for which a Purchase Payment received, and/or the amount of Contract Value that is annuitized, exceed $2,000,000.

Nationwide may limit the available annuity payment option to a fixed Single Life Annuity with a guaranteed period of payments equal to the annuitant’s life expectancy, calculated using the prevailing annuity valuation mortality table at the time of annuitization.

In addition, Nationwide may limit the amount of the Contract Value applied to an annuity payment option to $5,000,000 per Contract and/or for all Nationwide issued annuity contracts with the same Annuitant. For amounts in excess of $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the Contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Selection of Annuity Payment Option

The Contract Owner may select an available annuity payment option prior to Annuitization. The following applies to the selection of an annuity payment option:

(1)

If no annuity payment option is selected, Nationwide will automatically set it as either 1) a fixed Single Life Annuity With 240 Monthly Payments Guaranteed or 2) a fixed Single Life Annuity With Term Certain with a guaranteed period of payments equal to the greater of five years or the annuitant’s life expectancy, calculated using the prevailing annuity valuation mortality table at the time of annuitization, whichever is available on the Annuitization Date.

(2)	Whether the annuity payment option is selected by the Contract Owner or established automatically by Nationwide the annuity payment option may not be changed.

(3)	annuity payment options available may be limited based on the age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).

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(4)

annuity payment options may also be limited based on requirements under the Code. The annuity payment option(s) found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth below and in the preceding paragraphs and the Large Size Annuity Contracts subsection of the Annuitization section.

Annuity Payment Option

The following annuity payment options are currently available:

Single Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant. This option is not available for Annuitants who are 86 or older on the Annuitization Date. No withdrawals other than the scheduled annuity payments are permitted. No Death Benefit will be paid.

Standard Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living. Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. This option is not available for Annuitants or designated second persons who are 86 or older on the Annuitization Date. No withdrawals other than the scheduled annuity payments are permitted. No Death Benefit will be paid.

Single Life Annuity With 10 or 20 Year Term Certain

The amount to be paid under this option will be paid monthly during the lifetime of the Annuitant. A guaranteed term of 10 or 20 years may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments.

No withdrawals other than the scheduled annuity payments are permitted. Notwithstanding any other provision in the Contract, if the life expectancy of a 65-year-old has increased by 3 or more years using the prevailing annuity valuation mortality table at the time of annuitization compared to the life expectancy using the Annuity 2012 Basic Mortality table, Nationwide may limit the available annuity payment options to the following:

1.

A fixed Single Life Annuity With Term Certain. The amount will be paid monthly during the lifetime of the Annuitant with a guaranteed term equal to the annuitant’s life expectancy, calculated using the prevailing annuity valuation mortality table at the time of annuitization. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments. No withdrawals other than the scheduled annuity payments are permitted.

2.

A fixed Joint Life Annuity With Term Certain. The amount will be paid monthly during the joint lifetimes of the Annuitant and a designated second person with a guaranteed term equal to the life expectancy of the youngest person, calculated using the prevailing annuity valuation mortality table at the time of annuitization. Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. If both the Annuitant and designated second person die prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments. No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Payment options not set forth in the Contract are available only if they are approved by Nationwide. At the Annuity Commencement Date, we may make available other annuity payment options not described above.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected annuity payment option.

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GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

	Male Guaranteed Period				Female Guaranteed Period
ANNUITANT’S AGE	NONE	120 MONTHS	240 MONTHS	ANNUITANT’S AGE	NONE	120 MONTHS	240 MONTHS
50	2.00	1.99	1.98	50	1.92	1.92	1.91
51	2.04	2.04	2.02	51	1.96	1.96	1.95
52	2.08	2.08	2.06	52	2.00	2.00	1.99
53	2.13	2.12	2.10	53	2.04	2.04	2.03
54	2.17	2.17	2.15	54	2.08	2.08	2.07
55	2.22	2.22	2.19	55	2.13	2.12	2.11
56	2.27	2.27	2.24	56	2.17	2.17	2.15
57	2.33	2.32	2.29	57	2.22	2.22	2.20
58	2.38	2.37	2.34	58	2.27	2.27	2.25
59	2.44	2.43	2.39	59	2.33	2.32	2.30
60	2.50	2.49	2.45	60	2.38	2.38	2.35
61	2.57	2.56	2.51	61	2.44	2.43	2.40
62	2.64	2.62	2.57	62	2.50	2.49	2.46
63	2.71	2.69	2.63	63	2.57	2.56	2.52
64	2.79	2.77	2.69	64	2.64	2.63	2.58
65	2.87	2.84	2.76	65	2.71	2.70	2.64
66	2.95	2.93	2.83	66	2.79	2.77	2.71
67	3.04	3.01	2.90	67	2.87	2.85	2.77
68	3.14	3.10	2.98	68	2.95	2.93	2.84
69	3.24	3.20	3.05	69	3.05	3.02	2.92
70	3.34	3.30	3.13	70	3.14	3.11	2.99
71	3.46	3.40	3.21	71	3.24	3.21	3.07
72	3.58	3.52	3.30	72	3.35	3.31	3.15
73	3.70	3.63	3.38	73	3.46	3.42	3.23
74	3.84	3.76	3.46	74	3.59	3.53	3.32
75	3.99	3.89	3.55	75	3.71	3.65	3.40
76	4.14	4.03	3.63	76	3.85	3.77	3.49
77	4.31	4.18	3.72	77	4.00	3.91	3.57
78	4.49	4.34	3.80	78	4.16	4.05	3.66
79	4.69	4.51	3.88	79	4.33	4.20	3.74
80	4.90	4.69	3.95	80	4.51	4.36	3.82
81	5.13	4.87	4.02	81	4.71	4.53	3.90
82	5.39	5.07	4.09	82	4.92	4.71	3.97
83	5.66	5.28	4.14	83	5.16	4.90	4.03
84	5.96	5.49	4.19	84	5.41	5.10	4.09
85	6.28	5.71	4.23	85	5.69	5.31	4.15
86		5.94	4.27	86		5.53	4.20
87		6.17	4.30	87		5.75	4.24
88		6.41	4.32	88		5.98	4.27
89		6.64	4.34	89		6.22	4.30
90		6.87	4.35	90		6.45	4.32

ICC24-VACC-0124AO	24	(Compact-Standard) (10/2024)

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

		Age of Female Annuitant
		50	55	60	65	70	80
	50	1.75	1.83	1.88	1.92	1.95
	55	1.81	1.92	2.01	2.08	2.13
	60	1.85	1.99	2.12	2.24	2.33	2.43
Age of Male Annuitant	65		2.04	2.21	2.38	2.53	2.73
	70			2.28	2.50	2.72	3.07
	80				2.63	2.98	3.78

ICC24-VACC-0124AO	25	(Compact-Standard) (10/2024)

Individual Single Purchase Payment Deferred Annuity Contract, with Guaranteed Minimum Death Benefit,

Non-Participating with Index-Linked Strategies